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                                                Filed Pursuant to Rule 424(b)(5)
                                                        Registration No. 33-4711


                   THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
                            1300 SOUTH CLINTON STREET
                         FORT WAYNE, INDIANA 46802-3506
                                 (219) 455-2000

  SUPPLEMENT DATED JULY 20, 2001 TO THE AGENTS' SAVINGS AND PROFIT-SHARING PLAN
                          PROSPECTUS DATED MAY 1, 2001

INVESTMENT OF CONTRIBUTIONS

The first paragraph on page 5 of the Prospectus under the heading Investment of Contributions is amended and replaced in its entirety with the following:

ALL CONTRIBUTIONS UNDER THE PLAN WILL BE HELD IN TRUST FOR THE PARTICIPANTS. AT THE DIRECTION OF THE PARTICIPANT, THE TRUSTEE WILL INVEST PARTICIPANT PRE-TAX CONTRIBUTIONS, AND ROLLOVER CONTRIBUTIONS, IF ANY, AND EARNINGS THEREON, IN ONE OR MORE OF THE FUNDS LISTED BELOW. As of August 1, 2001, Participants will no longer be able to invest in the following funds:

-  Delaware Global Bond (SA#60)
-  Government Bond (SA#26)
-  Janus (SA#42)
-  T. Rowe Price International Equity (SA#45)

If you have a balance in any of these investment funds or are currently allocating money in any of these funds, you will need to transfer your fund balance and change your investment selection for future contributions among the rest of the current investment funds.

If you do not transfer your balance(s) by 3:00 P.M. JULY 31, 2001, CENTRAL TIME, the account values of these funds will AUTOMATICALLY TRANSFER TO THE SHORT TERM FUND (SA#14) ON AUGUST 1, 2001, and remain invested there until you transfer them elsewhere. Likewise, if you do not change your future investment allocation by the aforementioned deadline, the Trustee will AUTOMATICALLY INVEST YOUR FUTURE CONTRIBUTIONS IN THE SHORT TERM FUND (SA#14) until you make a change to your future contributions.

Participants can transfer balances and changes investment fund selections through the Wells Fargo Benefits website at:
https://retirementonline.wellsfargo.com/omniweb2.htm, or via the Wells Fargo Benefits Helpline at 1-888-245-9798. Both the Benefits Helpline and website will shut down after 3:00 p.m. Central Time on July 31, 2001, and re-open on August 2, 2001 at 3:00 p.m. Central Time.

In the near future, you will receive information about additional changes to the investment funds offered under the Plan, including the performance history, fund manager, investment portfolio, risk characteristics, and deadlines for investing. If you have any questions, please contact Ft. Wayne Benefits at 1-800-225-4564.